Issuer Free Writing Prospectus dated November 22, 2024
Filed Pursuant to Rule 433
Registration Nos. 333-255424 and 333-271262

How to Invest in Belpointe OZ

Belpointe PREP, LLC offers two clear pathways for investors to take part in its Qualified Opportunity Fund. Investors can choose to invest either through public markets or via a direct subscription agreement. Here's how an investor can get started and some of the things an investor may want to keep in mind.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views of Belpointe PREP, LLC ("Belpointe OZ," "we," "us" or "our") with respect to, among other things, our future results of operations and financial performance. Estimates, projections and other forward-looking statements can typically be identified by words and phrases such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement was made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. Therefore, we caution you against relying on any forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including federal securities laws, Belpointe OZ does not intend to update any forward-looking statements to conform them to actual results or revised expectations.

The information contained in this presentation is intended to be a general overview for illustrative and discussion purposes only, is as of November 2024 (unless otherwise noted), and is subject to change without notice. Information contained on our websites and on any other websites linked to in this presentation, does not constitute a part of this presentation. Nothing herein constitutes investment, legal, accounting or tax advice, or a recommendation to buy, sell or hold a security. This material is not intended as a formal research report and should not be relied upon as a basis for making an investment decision. See the Important Information and Qualifications at the end of this presentation, which are an important part of this presentation.



Belpointe OZ
NYSE American: OZ

Public Market Transaction

This method can be completed by an investor independently or with the assistance of a financial advisor.

1 Login to a Brokerage Account

An investor can access Belpointe OZ through their preferred brokerage account.

2 Search for "OZ"

An investor can locate Belpointe PREP, LLC, the publicly traded Qualified Opportunity Fund, by searching the NYSE American ticker symbol "OZ".

3 Execute the Trade

An investor can place an order to purchase Class A units of Belpointe OZ through their brokerage platform.

Subscription Agreement

For investors who prefer a more personalized approach, Belpointe OZ offers the option to invest via a subscription agreement.

1 Contact Belpointe OZ Investor Relations by phone or email.

Click here to email directly.

Phone: 203 883 1944

2 Request details on the subscription agreement process.

Once a member of the investor relations team has walked an investor through the subscription process and answered any questions, the investor will be sent a subscription agreement.

3 Complete the required forms and submit them.

An investor then emails the forms back to IR@belpointeoz.com. If an investor has any questions as they complete the forms, the investor relations contact is ready and willing to assist.



Belpointe OZ
NYSE American: OZ

Comparison of the Two Methods[†]

Public Market Transaction (Ticker: OZ)	Subscription Agreement
Available through any brokerage platform	Requires contact with Belpointe OZ Investor Relations
Immediately tradeable	Can be transferred into a brokerage account [‡]
Suitable for those familiar with stock market investing	May suit investors looking for more hands-on approach
No paperwork	Small amount of paperwork

[†] Regardless of the investment method chosen, an investor will be acquiring the same Class A Units.

[‡] Class A Units acquired via subscription may be issued as specified in the subscription agreement (e.g., to an individual, trust, or IRA account, etc.). The Class A Units will be maintained in book entry format with Belpointe OZ's transfer agent, Securities Transfer Corporation. An investor may choose to transfer their Class A Units into any brokerage account via the Depository Trust Company's (DTC's) Direct Registration System (DRS) at any time.

Important Considerations for Both Methods

Seek Tax Advice

Prospective investors should always consult their own financial and tax advisers concerning the U.S. federal, state, and local income tax consequences of an investment in Belpointe OZ. Each investor's tax situation may differ, so it's essential that an investor seek personalized advice.

Access to the Prospectus

Belpointe OZ has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC"). Investors can access the most recent prospectus online at www.sec.gov. Alternatively, investors may request a physical or digital copy by contacting Investor Relations at: IR@belpointeoz.com or **203 883 1944**

Read the Prospectus

Before making any investment decision, an investor should carefully review Belpointe OZ's prospectus and the other filings that Belpointe OZ has made with the SEC to fully understand the details of, and risks associated with, investing in Belpointe OZ's Class A Units.

Final Notes

Be Fully Informed

Before investing, it's essential to be fully informed.

Contact Investor Relations

Contact Belpointe OZ's Investor Relations for any questions or concerns.

Review the Prospectus

Always review the prospectus for the most up-to-date information on the investment opportunity.

Ready to Invest?

1 **Contact Us by Clicking Here**

Reach out to our team with any questions or to obtain additional information and a copy of our most recent prospectus.

2 **Join Our Vision**

Consider becoming a part of Belpointe OZ's growth story.

Investor Relations Contact

Email:

IR@belpointeoz.com

Phone:

(203) 883-1944

Websites:

belpointeoz.com

Headquarters:

255 Glenville Road, Greenwich, CT 06831

Important Information and Qualifications

Important Information and Qualifications Belpointe PREP has filed 2 registration statements (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offer and sale of up to $1,500,000,000 of Class A units representing limited liability interests in Belpointe PREP. You should read Belpointe PREP's most recent prospectus and the other documents that it has filed with the SEC for more complete information about Belpointe PREP and the offering. Investing in Belpointe PREP's Class A units involves a high degree of risk, including a complete loss of investment. Prior to making an investment decision, you should carefully consider Belpointe PREP's investment objectives and strategy, risk factors, fees and expenses and any tax consequences that may results from an investment in Belpointe PREP's Class A units. To view Belpointe PREP's most recent prospectus and other filings, which contain this and other important information, visit ww.sec.gov or www.belpointeoz.com. Alternatively, you may request Belpointe PREP send you the prospectus by calling (203) 883-1944 or emailing claidlaw@belpointe . com. Read the prospectus and the other documents that Belpointe PREP has filed with the SEC in their entirety before making an investment decision. This communication may not be distributed in any jurisdiction where it is unlawful to do so. Nothing in this communication is or should be construed as an offer to sell or solicitation of an offer to buy Belpointe PREP's Class A units in any jurisdiction where it is unlawful to do so. This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views of Belpointe PREP with respect to, among other things, our future results of operations and financial performance. Estimates, projections and other forward-looking statements can typically be identified by words and phrases such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement was made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond Belpointe PREP's control. Therefore, we caution you against relying on any forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including federal securities laws, Belpointe PREP does not intend to update any forward-looking statements to conform them to actual results or revised expectations.